EXHIBIT 99.1


                         [ESPEY LETTERHEAD LOGO OMITTED]





FOR IMMEDIATE RELEASE
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Espey Reports 2nd Quarter Results-
Increases in both revenues and profits...

Saratoga Springs, NY; February 9, 2004- Espey Mfg. & Electronics Corp., (AMEX:ESP) reported results for its second quarter of fiscal 2004 and the six months ended December 31, 2003.

For the second quarter fiscal 2004, net sales rose to $5.9 million as compared with last year's second quarter net sales of $5.4 million. This represents a 9.3% sales increase over last year's second quarter. Net income for the period increased to $61,430 or $.06 per share as compared with a net loss of $417,334 or $.41 per share for the corresponding period last year.

For the first six-months fiscal 2004, net sales increased to $11.0 million as compared with $9.9 million for the first six months fiscal 2003. Net income for the six month period was significantly improved at $342,395 or $.34 per share as compared with a net loss of $110,789 or $.11 per share for the corresponding period last year. On December 31, 2003, Espey's sales order backlog was in excess of $17.0 million and new orders for the six month period were $6.9 million.

Espey's  primary  business  is  the  development,   design,  and  production  of
specialized military and industrial power supplies/electronic equipment. The Company's web site can be found on the Internet at www.espey.com.
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For further information, contact Mr. Howard Pinsley at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.



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Espey Mfg. & Electronics Corp.  comparative  unaudited three-month and six-month figures for the periods ended December 31, 2003 and 2002.

                                     Three Months                  Six Months

                                 2003          2002            2003          2002
                             -------------------------------------------------------
Sales:                         $5,871,675    $5,374,456     $10,966,992   $9,865,815

Net Income/(Loss):                 61,430      (417,334)        342,395     (110,789)

Basic and Diluted
Income/(Loss) per share:              .06          (.41)            .34        ( .11)

Weighted average number of
Shares outstanding:
Basic                           1,013,077     1,026,090       1,014,591    1,030,326

Diluted                         1,023,660     1,028,748       1,021,821    1,033,104

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